Filed Pursuant to Rule 424(b)(3)
Registration No. 333-138042

Up to 2,400,000 Shares of Common Stock

SOLERA NATIONAL BANCORP, INC.

CALIFORNIA SUPPLEMENT TO PROSPECTUS DATED MARCH 7, 2007

Pursuant to the California Corporate Securities Law and the regulations promulgated thereunder, an addendum setting forth the suitability requirements for California residents with respect to the purchase of shares of common stock registered pursuant to this Registration Statement must be affixed to the prospectus when the prospectus is used in California. The addendum will be included as a sticker to the back of the cover page of the prospectus and will be substantially in the form set forth below:

FOR CALIFORNIA RESIDENTS ONLY: The common stock offered by this prospectus may be sold in California to suitable investors only who have represented in writing to Solera National Bancorp, Inc. that either (1) they have a liquid net worth of not less than $75,000 and a gross annual income of not less than $50,000, or (2) a liquid net worth of not less than $150,000, in all instances exclusive of home, home furnishings and automobiles. In order for a California resident to purchase shares offered by this prospectus, the investor must complete and sign a Statement of Suitability, which will be delivered to the investor with the subscription agreement. Additional copies of the Statement of Suitability may be obtained from James Perez Foster, (303) 202-0932 at the address of the corporation set forth in this prospectus. The foregoing suitability requirements will not apply to any investor whose purchase of shares is limited to $2,500 or less.

An additional addendum in the form of a Statement of Suitability will be included with the subscription agreement delivered to California investors. That Statement of Suitability will be substantially in the form set forth on the following page.

STATEMENT OF SUITABILITY
[CALIFORNIA RESIDENTS ONLY]

The information contained in this Statement of Suitability is being furnished to Solera National Bancorp, Inc. (“Company”) to enable the Company to determine whether I am suitable to purchase shares of common stock of the Company as registered in California pursuant to Sec. 25111 of the California Corporate Securities Law and described in the prospectus, dated March 7, 2007.

I/we understand that an executed and dated copy of this Statement of Suitability is to be delivered, together with my subscription agreement, to The Bankers Bank in the manner provided in the subscription agreement. I/we understand that the Company’s review and approval of this Statement of Suitability is required in order for the purchase to be consummated and that any such approval will be evidenced by the acceptance of my subscription agreement.

I/we understand that the Company will rely upon the information contained in this Statement of Suitability for purposes of making a suitability determination and represent to the Company that the information contained herein is complete and accurate and may be relied upon by the Company. I/we understand that the request that I/we complete this Statement of Suitability does not constitute an offer of the common stock to me/us. Finally, I/we hereby agree to provide, upon request, a copy of my personal financial statement and any other information requested by the Company in order for it to make a suitability determination.

All information contained herein is for the sole use of the Company and its counsel and will at all times be strictly confidential, except as required by law; however, I/we agree that the Company may present this Statement of Suitability to such parties as it may deem appropriate if called upon to establish the compliance of the sale with applicable legal requirements.

[Check each of the following provisions that applies]

☐	1.	I/we have a liquid net worth, exclusive of home, home furnishings and automobiles, of not less than $75,000 and a gross annual income of not less than $50,000.

☐	3.	I/we have a liquid net worth, exclusive of home, home furnishings and automobiles, of not less than $150,000.

Date	Signature	Signature (if multiple subscribers)

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